Exhibit 16.1

Tel: +44 (0)118 925 4400 Fax: +44 (0)118 925 4470 www.bdo.co.uk	Level 12 Thames Tower Reading Berkshire RG1 1LX

September 20, 2023

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 16F of Form 20-F in Form 6-K for the event that occurred on September 20, 2023, to be furnished by our former client, Mereo BioPharma Group plc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO LLP

BDO LLP

BDO LLP, a UK limited liability partnership registered in England and Wales under number OC305127, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms. A list of members’ names is open to inspection at our registered office, 55 Baker Street, London W1U 7EU. BDO LLP is authorised and regulated by the Financial Conduct Authority to conduct investment business.